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                                                                       Exhibit 5



                                 March 29, 2000



Brush Engineered Materials Inc.
17876 St. Clair Avenue
Cleveland, OH  44110


                  Re: Registration of 16,332,758 shares of Common Stock, without par value, of Brush Engineered Materials Inc. under the Securities Act of 1933 in connection with the Agreement of Merger referred to below.
                       -------------------------------------------------------


 Ladies and Gentlemen:


                  We have acted as counsel for Brush Engineered Materials Inc. ("Holding Company"), an Ohio corporation and a wholly owned subsidiary of Brush Wellman Inc. ("Brush"), in connection with the Agreement of Merger (the "Agreement of Merger") to be entered into by and among Brush Merger Co., an Ohio corporation and a wholly owned subsidiary of Holding Company ("Merger CO."), Brush and Holding Company. The Agreement of Merger, among other things, provides for the merger of Merger Co. with and into Brush (the "Merger") and, incident thereto, the conversion of each share of Common Stock, without par value, of Brush outstanding immediately prior to the Merger into one share of Common Stock, without par value, of Holding Company ("Holding Common Shares").


                  We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon, but subject to the assumptions and qualifications set forth below, we are of the opinion that:

           The Holding Common Shares to be issued upon consummation of the Merger will be duly authorized and, upon the filings intended to effect the Merger in accordance with the Agreement of Merger and the laws of the State of Ohio, will be validly issued, fully paid and nonassessable.


                  This opinion is subject to the following assumptions: (a) that the Merger has been approved by the boards of directors and shareholders of each of Holding Company, Merger Co. and Brush, (b) that, as of the Effective Time (as defined in the Agreement of Merger), the articles of incorporation of Holding Company will be as set forth in the Amended and Restated Articles of Incorporation of Holding Company that appear as Annex B to the Prospectus constituting a part of the Registration Statement (the "Amended and Restated Articles of Incorporation "), and (c) that Holding Company will not authorize, issue or reserve for issuance a number of Holding Common Shares that, when added to the number of Holding Common Shares that are subject to this opinion, would exceed the maximum number of Holding Common Shares authorized pursuant to the Amended and Restated Articles of Incorporation.


                  We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-4 filed by you to effect registration of the Holding Common Shares under the Securities Act of 1933, as amended, and to the references to us under the caption "2. Reorganization -- Legal Matters" in the Prospectus constituting a part of the Registration Statement.

                                Very truly yours,



                                /s/ Jones, Day, Reavis & Pogue